UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2006

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	0-16379	04-2997780
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

42 Longwater Drive, Norwell,
Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01        Completion of Acquisition or Disposition of Assets.

On August 18, 2006, Clean Harbors, Inc. (the “Company”) purchased from SITA U.S.A., Inc., a Delaware corporation (“Seller”), all of the membership interests in Teris L.L.C., a Delaware limited liability company (“Teris”). The purchase was made in accordance with the purchase and sale agreement which the Company and Seller had entered into on May 3, 2006. The purchase price was approximately $52.7 million in cash, subject to a post-closing adjustment based upon the amount by which Teris’ net working capital as of the closing date exceeded or was less than $10.3 million. The Company now anticipates that adjustment will be determined within 135 days after the closing date.

By acquiring all of the membership interests in Teris, the Company indirectly acquired ownership of two licensed hazardous waste management facilities which Teris owned as of the closing.  These facilities consist of an incineration facility located in El Dorado, Arkansas, which has an annual practical capacity of approximately 80,000 tons, and a transportation, storage and disposal facility located in Wilmington, California.

The Company’s press release dated August 21, 2006, entitled “Clean Harbors Completes Acquisition of Teris L.L.C.,” including the “Safe Harbor Statement” contained therein, describe the acquisition and certain risks and uncertainties relevant to the acquisition.  A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company financed the acquisition of Teris using available cash and a $30.0 million term loan under the Company’s existing credit agreement.  That term loan bears interest, at the Company’s option, at either the Eurodollar Rate (as defined in the credit agreement) plus 2.5% per annum or the base rate plus 1.50% per annum.  The term loan will mature on December 1, 2010, and there will be no principal amortization prior to that date.

Other than in respect of the Company’s purchase of Teris, there is no material relationship between the Company and Seller.

Item 9.01       Financial Statements and Exhibits.

(a) and (b)  Financial statements of business acquired and pro forma financial information.

Financial statements of Teris L.L.C., and pro forma financial information giving effect to the acquisition, are not included herein but will be filed by an amendment to this report on Form 8-K not later than 71 days after the due date for the filing of this report.

(c)  Shell company transactions.

Not applicable.

(d)  Exhibits.

4.28 F

Term Loan Supplement dated as of August 18, 2006 among Clean Harbors, Inc. and the Subsidiaries party thereto, the Term Loan Lenders party thereto, Credit Suisse Securities (USA) LLC, as Arranger, Credit Suisse, as LC Facility Administrative Agent and LC Facility Collateral Agent, and the Guarantors party thereto

Filed herewith.

4.28 G

Joinder Agreement dated as of August 18, 2006, made by Clean Harbors El Dorado, LLC, and Clean Harbors Wilmington, LLC, in favor of (a) Credit Suisse, as LC Facility Collateral Agent and LC Facility Administrative Agent, and (b) Bank of America, N.A., as Administrative Agent for the Revolving Facility

Filed herewith.

4.28H	Assumption Agreement dated as of August 18, 2006 made by Clean Harbors El Dorado, LLC, and Clean Harbors Wilmington, LLC, in favor of Credit Suisse, as Collateral Agent and LC Facility Agent	Filed herewith.

4.32A	Supplemental Indenture dated as of August 18, 2006, among Clean Harbors, Inc., Clean Harbors El Dorado, LLC, Clean Harbors Wilmington, LLC, and U.S. Bank National Association, as Trustee	Filed herewith.

10.51	Purchase and Sale Agreement by and between SITA U.S.A. Inc. and Clean Harbors, Inc. for all of the outstanding ownership interests in Teris L.L.C. dated as of May 3, 2006	Incorporated by reference to the similarly numbered exhibit to the Company’s Form 10-Q Quarterly Report for the Quarterly Period ended March 31, 2006.

99.1	Press Release dated August 21, 2006	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

August 24, 2006	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer